Exhibit 10.9

Certain identified information has been excluded from this exhibit because it is both not material and is the type of information that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[****]”.

EXECUTION COPY

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (the “Agreement”), is entered into on September 30, 2021 (the “Effective Date”), by and between Notable Labs, Inc., a Delaware corporation with a principal place of business at 320 Hatch Drive, Foster City, CA 94404 (“Notable”) and Oncoheroes Biosciences Inc., a Delaware corporation, with a place of business at 62 Cypress St. #5, Brookline, MA 02445 (“Oncoheroes”), collectively the “Parties” and each, a “Party.”

RECITALS

WHEREAS, Notable is a company engaged in the research, development, and operation of a precision medicine platform for predicting responses to therapeutic products, and the licensing, acquisition, and development of therapeutic products for treating disease states;

WHEREAS, Oncoheroes, pursuant to that certain Assignment and Licensing Agreement dated August 1, 2019, as amended April 5, 2020, by and between Boehringer Ingelheim International GmbH (“BII”) and Oncoheroes (the “BII Agreement”), acquired the Assigned Patents (as defined therein) and rights to develop and commercialize Licensed Products;

WHEREAS, Notable and Oncoheroes are interested in collaborating with respect to the Licensed Products; and

WHEREAS, Notable desires to obtain from Oncoheroes the rights and licenses to develop and commercialize the Licensed Products, and Oncoheroes desires to grant such rights and licenses to Notable, all on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Parties agree as follows.

ARTICLE 1

DEFINITIONS

Defined Terms. Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1 “Accounting Standard” means United States generally accepted accounting principles (GAAP) or International Financial Reporting (IFRS) Standards, as may be applicable to each Party, consistently applied.

1.2 “Acquirer” means, collectively, the Third Party referenced in the definition of Change of Control and such Third Party’s Affiliates, other than the applicable Party in the definition of Change of Control and such Party’s Affiliates, determined as of immediately prior to the closing of such Change of Control.

1.3 “Adverse Event” means any undesirable, untoward or noxious event or experience associated with a Clinical Study, commercial or other use following administration, of a Licensed Product in humans, occurring at any dose, whether expected or unexpected and whether or not considered related to or caused by a Licensed Product, and including those events or experiences that are required to be reported to the FDA under 21 C.F.R. §§ 312.32 or 314.80 or to Regulatory Authorities under corresponding Applicable Law outside the United States.

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1.4 “Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.5 “Applicable Law” means applicable laws, statutes, rules, regulations, guidelines, guidances or other requirements of Regulatory Authorities and other governmental authorities, that may be in effect from time to time.

1.6 “Background Intellectual Property” means all Know-How, Patents and other Intellectual Property or proprietary rights (i) Controlled by either Party on the Effective Date or (ii) conceived, developed, generated or reduced to practice during the Term by or on behalf of each Party or its Affiliates in the performance of activities outside the scope of this Agreement. Notable’s Background Intellectual Property also includes all Intellectual Property relating to Notable’s precision medicine diagnostic platform and tests and all improvements, modifications and enhancements to such platform and tests.

1.7 “BII Agreement” has the meaning set forth in the recitals of this Agreement.

1.8 “BII Side Letter” has the meaning set forth at Section 2.2.1.

1.9 “Business Day” means a day other than a Saturday or Sunday on which banking institutions in Boston, Massachusetts and San Francisco, California are open for business.

1.10 “Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing at least fifty percent (50%) of the total voting power of all of the then outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated which would result in shareholders or equity holders of such Party immediately prior to such transaction, no longer owning at least fifty percent (50%) of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) there is a sale or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole, through one or more related transactions. Notwithstanding the foregoing, any transaction or series of transactions effected for the primary purpose of financing the operations of the applicable Party (including the issuance or sale of securities for financing purposes) or changing the form or jurisdiction of organization of such Party will not be deemed a “Change of Control” for purposes of this Agreement.

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1.11 “Clinical Data” means all information with respect to the Licensed Products made, collected or otherwise generated in the performance of or in connection with Clinical Studies for the Licensed Product, including any investigator’s brochure, data, case report forms, reports and results with respect thereto.

1.12 “Clinical Studies” means (a) a Phase I Study, Phase II Study, Phase III Study, or Pivotal Study under U.S. 21 C.F.R. § 312.21, or such other studies in humans that are required by Applicable Law, or otherwise recommended by any Regulatory Authority, to obtain or maintain any Regulatory Approval; or (b) any other studies in humans, including post-approval studies.

1.13 “Combination Product” means a Licensed Product containing at least one active pharmaceutical ingredient that is not volasertib or volasertib trihydrochloride (the “other API”), including either a single formulation containing both the Licensed Product and the other API or a single packaged product containing the Licensed Product and the other API as separate components in a co-packaged form.

1.14 “Commercialize,” “Commercializing” or “Commercialization” means any and all activities (whether before or after Regulatory Approval) directed to the marketing, detailing and promotion of the Licensed Product and shall include pre-launch and post-launch marketing, promoting, detailing, marketing research, distributing, commercially selling, importing the Licensed Product. For clarity, Development and Manufacturing activities shall not be deemed Commercialization activities under this Agreement.

1.15 “Commercial Launch” means, on a country-by-country and Licensed Product-by-Product basis, the first arms’ length commercial sale of such Licensed Product to a Third Party for end use in such country after grant of a Marketing Authorization for such Licensed Product in the applicable country or jurisdiction.

1.16 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by, and the resources to be employed by a Party with respect to any objective, the reasonable, diligent and good faith efforts, and commercially reasonably financial investment to accomplish such objective as a company with a corresponding industry focus, size, and global reach would normally use to accomplish a similar objective under similar circumstances. It is understood and agreed that with respect to Development and Commercialization of Licensed Products by the Parties, such efforts shall be substantially equivalent to those efforts and resources commonly used by a company with a corresponding industry focus, size and global reach, for pharmaceutical development candidates or products owned by it or to which it has rights, which development candidate or product is at a similar stage in its development or product life and is of similar market potential, taking into account all scientific, commercial and other factors that a company with a corresponding industry focus, size, and global reach would take into account, including efficacy, safety, expected and actual cost and time to develop, expected and actual profitability, approved labelling, the competitiveness of alternative products in the marketplace, the expected safety and actual market exclusivity (including patent and other proprietary position and regulatory exclusivity) of the Licensed Products, the expected and actual amounts of marketing and promotional expenditures, and the likelihood of receipt of a Regulatory Approval given the Regulatory Authority involved.

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1.17 “Compound” means volasertib, including volasertib trihydrochloride as well as any compound covered by a Valid Claim of the Licensed Patents.

1.18 “Confidential Information” has the meaning set forth in Section 10.1.

1.19 “Control” or “Controlled” means, with respect to any item of Know-How, Regulatory Documentation, Patent or other Intellectual Property, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of this Agreement), to assign or grant a license, sublicense or other right as provided for herein without violating the terms of any agreement with any Third Party and without incurring any financial obligation to such Third Party. Notwithstanding anything in this Agreement to the contrary, a Party will be deemed not to Control any Know-How, Regulatory Documentation, Patent or other Intellectual Property that are owned or in-licensed by an Acquirer except (i) with respect to any such Know-How, Regulatory Documentation, Patent or other Intellectual Property arising from active participation by employees or consultants of the Acquirer in the Development, Manufacture, or Commercialization of Licensed Products after such Change of Control, or (ii) to the extent that any such Know-How, Regulatory Documentation, Patent or other Intellectual Property are included in or used in furtherance of the Development, Manufacture, or Commercialization of Products by the Acquirer after such Change of Control.

1.20 “Develop,” “Developing” or “Development” means activities reasonably related to or leading to the development and submission of information to a Regulatory Authority, including preclinical and other non-clinical testing, preparation for and engaging in Clinical Studies, statistical analysis and report writing, preparation of Regulatory Documentation and submission of Regulatory Filings as a condition or in support of obtaining or maintaining a Regulatory Approval.

1.21 “EMA” means the European Medicines Agency and any successor agency thereto.

1.22 “Exploit” means to make, have made, use, offer for sale, sell, and import, including to Develop, Manufacture, have Manufactured, and Commercialize.

1.23 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.24 “FDCA” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.

1.25 “Formulation” means a formulation containing the Compound, including the formulation containing the Compound, sodium chloride, disodium edetate, sodium hydroxide and water in dosage strengths of 0.5 mg/ml and 2.0 mg/ml, as reflected at page 18 of BII Document No. q00200190-01 entitled Volasertib Solution for Infusion, 2mg/ml.

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1.26 “ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.27 “Improvements” means any improvement or modification of the Licensed Product (but not Notable’s tests or Notable’s Background Technology) that is conceived, developed, generated or reduced to practice during the Term by or on behalf of either or both Parties or their employees/consultants arising out of a Party’s performance of its obligations under this Agreement.

1.28 “Intellectual Property” means Patents, Know-How, trademarks, service marks, trade names, registered designs, design rights, copyrights (including rights in computer software), database rights, and any rights or property similar to any of the foregoing in any part of the world, whether or not registered, together with the right to apply for the registration of any such rights.

1.29 “Joint Steering Committee” or “JSC” has the meaning set forth in Section 6.1.

1.30 “Know-How” means all (a) technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, whether patentable or not, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology, in written, electronic or any other form now known or hereafter developed, but excluding the Regulatory Documentation (including INDs); and (b) compositions of matter, tangible assays, animal models and physical, biological or chemical materials, including drug substance samples, intermediates of drug substance samples, drug product samples and intermediates of drug product samples; in each case (a) or (b), that is not publicly known.

1.31 “Licensed Field” means any and all uses outside the Retained Field, including the adult and Pediatric indications set forth on Schedule 1.31.

1.32 “Licensed Know-How” means all Know-How Controlled by Oncoheroes or its Affiliates as of the Effective Date or during the Term that are necessary or reasonably useful to Exploit the Licensed Product in the Licensed Field in the Territory, including, to the extent necessary Oncoheroes’ Improvements.

1.33 “Licensed Patents” means all Patents Controlled by Oncoheroes or its Affiliates as of the Effective Date or during the Term that are necessary or reasonably useful to Exploit the Licensed Products in the Licensed Field in the Territory, including Patents claiming or describing Licensed Oncoheroes’ Know-How, Improvements and the Patents listed on Schedule 1.33.

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1.34 “Licensed Product(s)” means any product that includes a Compound, either alone or in combination with other API, the Exploitation of which would, in the absence of this license, infringe a Valid Claim of a Licensed Patent. For clarity, the Formulation is a Licensed Product. For additional clarity, no right or license is granted by Oncoheroes to Notable under this Agreement to Exploit any other API included in any Combination Product, except to the extent such right or license is granted by BII to Oncoheroes now or in the future under the BII Agreement or BII Side Letter, in which case Notable shall have the right or license to Exploit such other API included in a Combination Product under this Agreement.

1.35 “Losses” has the meaning set forth in Section 12.1.

1.36 “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging for shipping, shipping to the place in the Territory and holding of a Licensed Product, including process qualification and validation, scale-up, product characterization, quality assurance and quality control.

1.37 “Manufacturing Cost” means the costs to procure the Licensed Product and deliver it to the Parties, including, in each case to the extent directly allocable to the Licensed Products: (a) all amounts paid to Third Parties to manufacture and supply the Licensed Products; (b) warehousing, shipment, duties, insurance, taxes and other costs to deliver the Licensed Products; (c) quality assurance costs; and (d) external costs actually incurred in direct connection with the Manufacturing of the Licensed Product.

1.38 “Marketing Authorization” shall mean final approval by a Regulatory Authority following submission of an application for the commercial sale of a Licensed Product.

1.39 “Net Sales” means the gross amount invoiced by Notable, its Affiliates or sublicensees for the sale of Licensed Products in an arm’s length transaction to Third Parties (but not including sales relating to transactions between Notable, its Affiliates or their respective sublicensees), less the total of the following charges or expenses:

(a) sales returns and allowances actually paid, granted or accrued, including trade quantity, prompt payment and cash discounts (normal and customary trade, cash and quantity discounts actually given), and any other adjustments including those granted on account of price adjustments or billing errors;

(b) credits, allowance or price adjustments actually given for damaged, returned or rejected defective products, including retroactive price reductions applicable to sales of Licensed Products;

(c) rebates, chargebacks, compulsory rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions (e.g., managed care entities) and compulsory payments to governmental authorities and any other governmental charges imposed upon the sale of such Licensed Products to Third Parties;

(d) adjustments made in accordance with consumer discount or similar programs;

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(e) the actual acquisition cost of devices used for dispensing or administering the Licensed Product that are shipped with the Licensed Product and included in the gross invoice sales price;

(f) [****]% of gross sales to cover bad debt, freight, or other transportation charges, insurance charges, additional special packaging; and

(g) customs or excise duties, sales tax, consumption tax, value added tax and other taxes (except income taxes).

Such amounts shall be determined in accordance from the books and records of Notable using the Accounting Standard, consistently applied, and may include using accrual accounting where applicable. For clarity, amounts received or invoiced by Notable or its Affiliates for the sale of Licensed Products among Notable or its Affiliates for resale will not be included in the computation of Net Sales hereunder so long as such Licensed Products are subsequently resold to an unaffiliated Third Party and such subsequent sale is included in the computation of Net Sales. In any event, any amounts received or invoiced by Notable or its Affiliates will be accounted for only once.

Sales by Notable, its Affiliates or sublicensees in clinical or preclinical trials, given as free samples, or distributed at no charge to patients unable to purchase such Licensed Products shall not be included in Net Sales. Likewise, donations of Licensed Products for charitable purposes shall also not be part of Net Sales.

In the event a Licensed Product is sold as part of a Combination Product, Net Sales from the Combination Product, for the purpose of determining the royalty amount payable by a Party hereunder shall be determined by multiplying the Net Sales of the Combination Product during the relevant reporting period by the fraction A/(A+B) where A is the gross invoice price of the Licensed Product when sold separately in finished form and B is the gross invoice price of the other product in the Combination Product when sold separately in finished form, in each case during the applicable reporting period, or if sales of both the Licensed Product and the other product did not occur in such period, then in the most recent royalty reporting period during which sales of both occurred, provided that such last sale of the Licensed Product and other product is no more than six (6) months prior to the date the relevant calculation is to be made. Absent such sales within the prior six (6) months, Net Sales shall be calculated by multiplying the Net Sales of Licensed Product by the fraction C/(C+D) where C is the standard fully absorbed cost of the Licensed Product and D is the sum of the standard fully absorbed costs of the other API in the Combination Product, such costs being calculated in accordance with the Accounting Standard.

The average gross selling price for other products contained in Combination Products shall be calculated for each calendar year by dividing the sales amount by the units of such other products, as published by IQVIA or another mutually agreed independent source.

In the initial calendar year during which a Combination Product is sold, a forecasted average gross selling price shall be used for the Licensed Products, other products, or Combination Products. Any over- or underpayment due to a difference between forecasted and actual average gross selling prices shall be paid or credited in the second royalty payment of the following calendar year. In the following calendar year, the average gross selling price of the previous year shall apply from the second royalty payment on.

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1.40 “Oncoheroes’ Series A Closing Date” means the close of Oncoheroes’ Series A financing.

1.41 “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part (other than with respect to new subject matter that would not otherwise be covered in this Agreement), provisionals, converted provisionals, and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications in (a) and (b); and (d) any and all extensions or restorations of the above (e.g., reissues, re-examinations and extensions (including any supplementary protection certificates and the like), and (e) any similar rights or any importation, confirmation or registration patent or patent of additions to any of such foregoing patent applications arising from the above.

1.42 “Pediatric” means patients up to, but not beyond 16 years old.

1.43 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.44 “Prosecute” means, in reference to a designated Patent, the preparing, filing, prosecuting and maintenance of such Patents. “Prosecute” does not include any post-grant proceedings (e.g., inter partes review, reexamination, or reissues), supplemental examinations or enforcement actions taken with respect to a Patent against a Third Party, or any defense against a claim by a Third Party that a Patent is invalid in a civil or administrative court.

1.45 “Priority Review Voucher” means a priority review voucher issued by the U.S. Secretary of Health and Human Services that entitles the holder of such voucher to Priority Review of a single human drug application submitted under Section 505(b)(1) of the FDCA or a single biologic application submitted under Section 351(a) of the means the Public Health Service Act; and “Priority Review” means a priority review of and action upon a human drug application by the FDA not later than six (6) months after the filing of such application to the FDA, as defined in the FDCA.

1.46 “Regulatory Approval” means, with respect to a country, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary to Develop, Manufacture, and Commercialize a Product in such country, including, where applicable, pricing or reimbursement approval, Marketing Authorizations, labeling approval in such country and orphan drug designations.

1.47 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, local or other regulatory agencies, departments, bureaus, commissions, councils or other government entities, including self-regulatory organizations, regulating or otherwise exercising authority with respect to the Exploitation of a Licensed Product, including the FDA and EMA.

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1.48 “Regulatory Documentation” means all applications, registrations, licenses, authorizations filed to gain Regulatory Approvals, all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all Clinical Studies and tests, relating to the Licensed Product and all data contained in any of the foregoing.

1.49 “Regulatory Filing” means a new drug application (“NDA”) filed with FDA, a marketing authorization application (“MAA”) filed with EMA, or other product registration application filed with any applicable Regulatory Authority to obtain approval to sell a Licensed Product in a country or region as defined under the Applicable Law, and all supplements, variations and other amendments thereof.

1.50 “Retained Field” means the indications set forth on Schedule 1.50.

1.51 “Right of First Negotiation” or “ROFN” has the meaning set forth at Section 3.6.

1.52 “Right of First Refusal” or “ROFR” has the meaning set forth at Section 3.6.

1.53 “Royalty Report” has the meaning set forth in Section 7.4.4.

1.54 “Royalty Term” has the meaning set forth in Section 7.4.2.

1.55 “Sublicenses” shall mean grants by Notable to a Third Party of a sublicense, cross-license, option, or other right, license, privilege or immunity (including by acquisition of assets) to Exploit the Licensed Product or to practice Licensed Patents or Licensed Know-How.

1.56 “Term” has the meaning set forth in Section 13.1.

1.57 “Territory” means worldwide.

1.58 “Third Party” means any Person other than Oncoheroes or Notable and their respective Affiliates.

1.59 “Upfront Payment” means all guaranteed consideration paid to Notable by a Third Party under a Sublicense at the inception of the Sublicense term. Upfront Payments expressly excludes (a) payments for development or sales milestones; (b) royalty payments on Net Sales; and (c) payments by a Third Party to Notable as activity-based reimbursement for continuing research and Development of the Licensed Products.

1.60 “Valid Claim” means an issued and unexpired claim of a Licensed Patent so long as such claim (a) has not lapsed or been revoked, has not been held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal and (b) has not been abandoned, disclaimed, or admitted to be invalid or unenforceable through reissue, reexamination, post-grant review or disclaimer or otherwise in such country.

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ARTICLE 2

SCOPE OF COLLABORATION

2.1 Overview. The Parties wish to collaborate in the Development of therapeutic compounds in the Licensed and Retained Fields through the conduct of programs of parallel Clinical Study under the guidance of a Joint Steering Committee or JSC, as defined in Article 6. The focus of this Agreement is the Licensed Product. The Licensed Product is anticipated as the first of multiple products to be licensed in this collaboration, which has the potential to expand to Future Products for collaborative Development. At Notable’s option and in its sole discretion, Notable’s proprietary platform for profiling pharmacologic activity may be utilized in the collaboration. Notable does not, however, confer rights to Oncoheroes to Exploit said platform without Notable’s prior express written consent.

2.2 The BII Agreement. Pursuant to the BII Agreement, BII assigned to Oncoheroes certain Licensed Patents and exclusively licensed to Oncoheroes certain Licensed Know-How. An executed copy of the BII Agreement is attached at Schedule 2.2.

2.2.1 BII Side Letter. Oncoheroes has obtained, and delivered to Notable, a written agreement with BII (the “BII Side Letter”) that provides, among other things.

(a) BII acknowledges the sublicense of rights granted to Notable consistent with Section 2.3 of the BII Agreement; and

(b) in the event BII has the right to terminate the BII Agreement pursuant to Section 13.1.2 thereof (Termination for Cause) and provided that such termination is not due to Notable’s material, uncured breach, Oncoheroes and Notable agree that, at Notable’s request (which request shall be made within twenty (20) business days following Notable’s receipt of BII’s notice of Oncoheroes’ alleged material breach or default pursuant to such Section 13.1.2) (the “Request”), (i) Oncoheroes’ rights under the BII Agreement shall automatically terminate and lapse, including its rights in the Assigned Patents and Licensed Know-How (as such terms are defined in the BII Agreement), and (ii) upon exercise of Notable’s option (A) ownership of the Assigned Patents shall, at the same time, automatically transfer to Notable and (B) BII shall provide Notable with a direct and automatic, exclusive license under the “Licensed Know-How” (as defined in the BII Agreement) to Exploit the Licensed Product in the Territory on the same terms as provided in the BII Agreement except that Notable’s compliance with Commercially Reasonable Efforts to Develop at least one Licensed Product in the United States and the “Major Markets,” as set forth in Section 4.1 of the BII Agreement, would satisfy the diligence obligations under the BII Agreement, including the requirements of Sections 4.2 and 4.4 therein. A copy of the executed BII Side Letter is attached hereto as Schedule 2.2.1.

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2.2.2 Notice of Breach or Default. If BII provides notice of alleged material breach or default pursuant to Section 13.1.2 of the BII Agreement and Oncoheroes cures the breach or validity challenge, as the case may be, the terms and conditions in Section 2.2.1(b) herein shall not apply with respect to such breach or validity challenge. In addition, if Notable does not provide a Request within twenty (20) business days following its receipt of notice of Oncoheroes’ alleged material breach or default pursuant to Section 13.1.2 of the BII Agreement, Section 13.2.2 of the BII Agreement (Consequences of Termination; Termination for Cause by BII) shall apply. In the event Oncoheroes breaches or defaults on its obligations to BII, or BII sends Oncoheroes written notice of said breach or default under Section 13.1.2.1 of the BII Agreement, Oncoheroes shall immediately notify Notable in writing and include a copy of the written notice received from BII along with an explanation concerning how Oncoheroes proposes to cure said breach or default. In the event Oncoheroes is unable or unwilling to effectuate cure, Oncoheroes shall communicate the same to Notable in writing and afford and allow Notable the opportunity to cure at Oncoheroes’ cost. In the event BII terminates the BII Agreement, Oncoheroes shall immediately notify Notable in writing. In all events, Oncoheroes shall not terminate, amend or modify the BII Agreement or enter into additional agreements that, in either case, adversely affect Notable’s rights under this Agreement, without Notable’s prior written consent.

ARTICLE 3

GRANT OF RIGHTS

3.1 Grants of Intellectual Property Rights. Oncoheroes hereby grants to Notable an exclusive, royalty-bearing license, including the right to grant Sublicenses in multiple tiers, under the Licensed Patents and an exclusive royalty-bearing sub-license, also with the right to grant to Sublicenses in multiple tiers to the Licensed Know-How, each grant conferring to Notable the right to Exploit the Licensed Product in the Licensed Field in the Territory. Notable shall bear all costs and expenses in connection with any and all Exploitation activities, unless otherwise provided herein.

3.2 Retained Field. Oncoheroes has the exclusive right to Exploit the Licensed Product in the Retained Field and shall bear all costs and expenses in connection with any and all such Exploitation activities.

3.3 Subcontractors. Notable may appoint and engage subcontractors, including contract research organizations (“CRO”) or contract manufacturing organizations (“CMO”) for performing Notable’s obligations hereunder. Notable shall remain responsible for any actions of its CRO’s and CMO’s in performing activities under this Agreement to the same extent as if such actions had been by Notable itself.

3.4 Right of Reference. Each Party hereby grants the other Party a right of reference or use (as that term applies under U.S. 21 C.F.R. § 314.3(b) or under equivalent Applicable Laws outside the U.S.) to any and all information or data contained or referenced in any Regulatory Documentation, Regulatory Filings, and Regulatory Approvals relating to the Licensed Product, including all reports, correspondence and conversation logs. Such granting Party shall provide appropriate notification of the other Party’s access and reference rights to the applicable Regulatory Authorities. Upon the written request of either Party, the other shall provide copies of all Regulatory Documentation, Regulatory Filings and Regulatory Approvals relating to the Licensed Product.

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3.5 Use of Trademarks. Unless the Parties otherwise agree in writing, each Party shall only use its own trademarks in connection with Commercialization of the Licensed Products in the Territory. Each Party acknowledges and agrees that no ownership rights are vested or created in the other Party’s trademarks anywhere in the Territory by the licenses and other rights granted herein.

3.6 Oncoheroes’ License or Assignment. If at any time during the Term prior to the consummation of a Change of Control of Oncoheroes, Oncoheroes intends to (i) license, sell, assign or transfer its rights in the Licensed Products to a Third Party (including by means of an asset sale of its rights specific to the Compound or Licensed Product); or (ii) terminate Development and Commercialization of Licensed Products in the Retained Field, Oncoheroes shall promptly notify Notable in writing and afford and provide Notable with a “Right of First Negotiation (“ROFN”) and thereafter a “Right of First Refusal” (“ROFR”) in accordance with Sections 3.6.1 and 3.6.2. For clarity, this Section 3.6 shall not apply in the context of a Change of Control of Oncoheroes or the grant of non-exclusive licenses in the Retained Field in the ordinary course of business, but only to the extent such non-exclusive licenses are to CMOs or CROs acting on Oncoheroes’ behalf.

3.6.1 ROFN. Upon Oncoheroes’ written notice to Notable of the ROFN in accordance with this Section 3.6, Notable may exercise the ROFN by providing written notice of exercise within thirty (30) days after receipt thereof to Oncoheroes. Upon receipt of said written notice exercising such ROFN by Oncoheroes, the Parties shall commence good faith negotiations in an effort to agree on commercially reasonable terms and conditions concerning disposition of Oncoheroes’ rights in the Licensed Products in accordance with Section 3.6. If, after ninety (90) days of such good faith discussions, the Parties have not reached mutually-agreeable terms, or if Notable does not timely exercise the ROFN, there shall be no further obligation to continue such discussions or to grant any rights to Notable.

3.6.2 ROFR. If Notable does not exercise its ROFN or if the Parties fail to reach mutually-agreeable terms within ninety (90) days thereunder, Notable shall thereafter be entitled to a ROFR with respect to any proposed transaction between Oncoheroes and a Third Party for such rights (a “Proposed Transaction”). In the event Oncoheroes finalizes a term sheet for a Proposed Transaction (which term sheet must include mutually agreed upon financial terms (including royalty term and royalty rate reductions) and other customary terms and conditions, including license grant, territory, scope of Intellectual Property, and patent prosecution and enforcement rights) or otherwise negotiates an agreement for a Proposed Transaction, Oncoheroes shall immediately send to Notable written notification of the Proposed Transaction, including a copy of the finalized term sheet or negotiated agreement (subject to redaction of the proposed counter-party’s identity). For a period of up to thirty (30) days after Notable receives such notice (such period, the “Right of First Refusal Notice Period”), Notable shall have the right to notify Oncoheroes of its intention to exercise the ROFR. In the event Notable exercises the ROFR, the Parties shall negotiate in good faith a definitive agreement between Notable and Oncoheroes in accordance with the terms of the Proposed Transaction set forth in the term sheet or the negotiated Third Party agreement. If the Parties cannot reach agreement on the terms of the definitive agreement for the Proposed Transaction within sixty (60) days after Notable exercises the ROFR, then the final terms and conditions of the definitive agreement will be determined through binding arbitration as follows:

(a) If the Parties are unable to agree within the sixty (60) day period set forth in Section 3.6.2, either Party may submit to the other Party written notice of its election to determine the terms of the definitive agreement through binding arbitration (an “Arbitration Notice”).

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(b) The determination of the terms and conditions of the definitive agreement will be resolved by final and binding arbitration before a single arbitrator (the “Arbitrators”), with the Arbitrator having not less than 10 years of experience in the life science industry and subject matter expertise with respect to the matter subject to arbitration. The Arbitrator chosen hereunder will have educational training and industry experience sufficient to demonstrate a reasonable level of industry knowledge relevant to selection of the definitive agreement draft. Each Party will promptly provide the names of three potential Arbitrators no later than thirty (30) days after receipt of the Arbitration Notice. The Parties shall agree on the single Arbitrator no later than thirty (30) days after the date on which the Parties propose the last of the three potential Arbitrators.

(c) Within thirty (30) days following the appointment of such Arbitrator, each Party will submit its draft of the definitive agreement to the Arbitrator. The Arbitrator will be instructed to select one of the Parties’ drafts within thirty (30) days following the receipt of such definitive agreement drafts and to select the draft that contains the terms set forth in the term sheet for the Proposed Transaction and otherwise the most fair, balanced, and customary terms. The authority of the Arbitrator will be limited to selecting only one or the other of the drafts submitted by the Parties. The selection by the Arbitrator of one Party’s draft will be binding and conclusive upon both Parties and their Affiliates.

(d) Each Party will bear its own costs and expenses (including legal fees and expenses) relating to the arbitration proceeding, except that the fees of the Arbitrator and other related costs of the arbitration will be shared equally by the Parties, unless the Arbitrator determines that a Party has incurred unreasonable expenses due to vexatious or bad faith positions taken by the other Party, in which event the Arbitrator may make an award of all or any portion of such expenses (including legal fees and expenses) so incurred.

ARTICLE 4

DEVELOPMENT AND REGULATORY

4.1 Data Transfer. Within ten (10) days of the Effective Date, Oncoheroes shall transfer to Notable the full electronic data package provided by BII to Oncoheroes prior to the Effective Date in accordance with Section 3.1 of the BII Agreement, as well as any additional data and other information compiled, obtained, or prepared by Oncoheroes after receipt of said electronic data package by Oncoheroes, including but not limited to Licensed Know-How. Thereafter, Oncoheroes, within five (5) Business Days of receipt from BII, shall transfer to Notable any additional data provided by BII to Oncoheroes pursuant to the BII Agreement. In the event BII does not transfer all such additional data to Oncoheroes prior to December 31, 2021, Oncoheroes shall so notify Notable.

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4.2 Clinical Supply.

4.2.1 Existing Inventory. As of the Effective Date, Oncoheroes currently has in its possession, custody, and control, approximately [****] vials of the Formulation, which vials are available for clinical use before the current expiry date of December 31, 2021 (the “Existing Inventory”). Oncoheroes shall, within thirty (30) days of a written request by Notable, assign and transfer to Notable the specific number of vials of Existing Inventory requested by Notable, but in no event more than [****] vials (approximately equal to 50% of the total number of vials in Existing Inventory) subject to reimbursement of Oncoheroes for such vials at $[****] per vial. Oncoheroes represents and warrants that it shall use good faith efforts to extend the expiry date of all Existing Inventory to the maximum extent possible.

4.2.2 In-Process Inventory. Oncoheroes has also commissioned the Manufacture of two additional campaigns of Licensed Product by Eurofins CDMO Alphora Inc. (“Alphora”) (drug substance) and Baxter Oncology GmbH (“Baxter”) (drug product) (the “In-Process Inventory”). Prior to the Effective Date, Oncoheroes has provided Notable with a good faith estimate of the total number of vials of such In-Process Inventory as well as its Manufacturing Costs, including providing Notable with copies of all purchase orders, invoices and other agreements from Alphora and Baxter (“Supply Agreements”) for Manufacturing In-Process Inventory. Oncoheroes has currently budgeted in the aggregate approximately $[****] for the two campaigns of approximately [****] vials. Oncoheroes hereby authorizes Notable to speak with the manufacturer of the In-Process Inventory concerning all aspects of the manufacturing process and In-Process Inventory, including but not limited to chemistry, manufacturing, and controls (“CMC”) and shelf life. Oncoheroes shall direct its manufacturer of In-Process Inventory to assign, transfer, and deliver to Notable 50% of the total number of vials (approximately [****] vials of the total [****] vials) of such In-Process Inventory. Notable shall be responsible for paying Oncoheroes 50% of the Manufacturing Cost of such total number of doses, with Notable paying $[****] to Oncoheroes within ninety (90) days after the Effective Date and $[****] within six (6) months after the Effective Date. In the event that 50% of the Manufacturing Cost of such total number of doses is less than $[****], Oncoheroes shall refund to Notable an amount equal to $[****] less 50% of the Manufacturing Cost of such total number of doses. With respect to supply and delivery, Oncoheroes shall ensure that Notable has the same rights and remedies relating to In-Process Inventory as Oncoheroes, as set forth in the Supply Agreements. Such rights and remedies shall include any manufacturer warranties and indemnities, timely deliveries, inspection and rejection of late or non-conforming In-Process Inventory, and rejection of In-Process Inventory shipped in error. To ensure that all In-Process Inventory delivered to Notable meets these standards, Oncoheroes shall, promptly upon Notable’s written request, enforce the terms and conditions of its Supply Agreements with respect to such In-Process Inventory. In the event Notable returns In-Process Inventory, Oncoheroes shall use Commercially Reasonable Efforts to recover all costs and expenses incurred by Notable as a result of such returns.

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4.2.3 Additional Manufacture. The JSC shall, within sixty (60) days of formation, agree on the scope of Manufacturing an additional clinical supply run of the Compound and Formulation to the extent needed. Such additional clinical manufacturing will be managed and funded by each Party acting independently; provided, however, that the JSC shall use good faith efforts to collaborate on future clinical Manufacturing to optimize its conduct and cost-effectiveness.

4.3 Development Obligations.

4.3.1 Development Obligations. Notable shall be solely responsible for and use Commercially Reasonable Efforts in the Development of Licensed Products in the Licensed Field at its sole cost. Oncoheroes shall be responsible for and shall use Commercially Reasonable Efforts to (i) comply with all of its obligations set forth in the BII Agreement, including but not limited to its obligations at Sections 4.1, 4.2, and 4.4 therein; and (ii) complete all necessary Development in preparation for obtaining Marketing Authorizations in the Retained Field. Oncoheroes shall keep the JSC apprised of all of its Development efforts in accordance with Section 4.3.2 hereunder. Each Party shall perform and ensure that its Affiliates and Third Party subcontractors perform all Development activities in a good scientific and ethical business manner in accordance with Applicable Laws, including current good clinical practices, as established by the FDA and as interpreted by relevant ICH guidelines, as amended from time to time.

4.3.2 Development Reporting. Both Parties shall furnish to the JSC, within thirty (30) days after each calendar quarter, written reports describing in reasonable detail (a) all Development activities conducted by such Party during the past calendar quarter, whether ongoing or complete, and a summary of any material results therefrom; and (b) all Development activities that such Party plans to undertake for the then-ongoing calendar quarter.

4.4 Regulatory Matters.

4.4.1 Regulatory Responsibilities. Notable shall independently seek, hold and maintain all Regulatory Filings and Marketing Authorizations for the Licensed Product in the Licensed Field in its own name and at its sole expense and Oncoheroes shall independently seek, hold and maintain all Regulatory Filings and Marketing Authorizations for the Licensed Product in the Retained Field in its own name and at its sole expense.

4.4.2 Regulatory Support. Each Party shall support the other Party, as may be reasonably necessary, in obtaining Marketing Authorizations for the Licensed Products, including providing necessary documents or other materials required by Applicable Law to obtain Regulatory Approvals, in each case in accordance with the other terms and conditions of this Agreement. Each Party may use any documents or other materials provided by the other Party under this Section 4.4.2 solely in connection with its Development and Regulatory Filings of Licensed Products.

4.4.3 Adverse Events.

(a) Reporting. As between the Parties, Notable shall be responsible for the timely reporting to the appropriate Regulatory Authorities of all Adverse Events and any other information concerning the safety of the Licensed Product in the Licensed Field, and Oncoheroes shall be responsible for the timely reporting to the appropriate Regulatory Authorities of all Adverse Events and any other information concerning the safety of the Licensed Product in the Retained Field. The Party responsible for reporting the Adverse Event has the right to make the final decision with respect to any Adverse Event filing with a Regulatory Authority with respect to such Licensed Product in the event of a dispute and where a decision must be made in order to comply with applicable filing requirements.

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(b) Safety Data Exchange. Subject to the terms of this Agreement, and reasonably prior to the Initiation of any Clinical Trial by or on behalf of either Party, the Parties shall define and finalize their responsibilities to protect patients and promote their well-being in connection with the use of Licensed Product pursuant to a protocol established by the JSC or a written agreement between the Parties (the “Safety Data Exchange Agreement”). The JSC protocol or the Safety Data Exchange Agreement will (a) include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) and regulatory submission of Adverse Event reports, reports of exposure during pregnancy, and any other information concerning the safety of the Licensed Product, (b) be in accordance with, and enable the Parties, their Affiliates, and sublicensees to fulfill, local and international regulatory reporting obligations to Governmental Authorities, and (c) be consistent with relevant ICH guidelines, except where said guidelines may conflict with existing local regulatory safety reporting requirements, in which case local reporting requirements shall prevail. Further, the Safety Data Exchange Agreement will provide that Notable shall control the database covering global pharmacovigilance with respect to Licensed Product worldwide.

4.4.4 Regulatory Records. Each Party shall maintain, or cause to be maintained, records of its respective Development activities with respect to the Licensed Products in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its respective Development activities, and which shall be retained for at least three (3) years after the termination of this Agreement, or for such longer period as may be required by Applicable Law. Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any such records.

ARTICLE 5

COMMERCIALIZATION

5.1 Commercialization of the Product. Notable, at its sole cost, shall be solely responsible for and use Commercially Reasonable Efforts to Commercialize at least one Licensed Product in the United States and either one or more countries in the European Union or the United Kingdom.

5.2 Commercial Supply. Each Party shall be independently responsible for managing and funding its own Commercial supply of Licensed Products. The Parties shall, however, through the JSC, use good faith efforts to collaborate on the Manufacture of such Commercial supply to optimize cost savings and cost-effectiveness. Each Party shall perform and ensure that its Affiliates and Third Party subcontractors perform all Manufacturing activities in accordance with Applicable Laws, including current good manufacturing practices, as set forth in U.S. 21 C.F.R. Parts 210 and 211, as amended from time to time and as interpreted by relevant ICH guidelines.

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5.3 Promotional Materials and Activities. The Parties shall work together in the preparation of all promotional materials used in connection with Commercialization of the Licensed Products in the Territory. Each Party shall train and monitor its sales representatives so that such sales representatives act in all cases in Commercializing the Licensed Products in accordance with Applicable Law. All promotional materials, packaging and product labeling for the Licensed Products shall be subject to review by the JSC. Notwithstanding the foregoing, each Party shall have sole authority and responsibility for all pricing and reimbursement approvals relating to the Licensed Products in its own respective Licensed and Retained Field.

5.4 Medical and Other Inquiries. Each Party shall be responsible for responding to all medical questions or inquiries from customers or others in the Territory relating to its own Licensed Products. The Parties shall keep such records and make such reports as are reasonably necessary to document such communications in compliance with all Applicable Law. Each Party shall make all such records and reports available to the other Party within thirty (30) days of a written request for the same.

5.5 Split Indications. Following Regulatory Approval in one or more indications in the Licensed and Retained Fields, each Party shall, and ensure its Affiliates, and their licensees and sublicensees shall maintain adequate records to permit the Parties to trace distribution, sale and use of Licensed Products in each of their respective Licensed and Retained Fields.

5.5.1 Tracking. The Parties recognize the possibility that customers or other Third Parties may purchase Licensed Product that has received Regulatory Approval for and is sold for use in the Licensed Field and in the Retained Field. In the case where Licensed Product is sold in the Licensed Field and in the Retained Field in the same country in the Territory, upon the request of either Party, the Parties shall, through the JSC, establish a process and methodology for the tracking of sales of such Licensed Product to determine the extent of sales in each of the Licensed Field and Retained Field. For this purpose, the Parties through the JSC shall agree on (i) the acquisition of one or more prescription data services or other relevant market research services generally recognized in the pharmaceutical industry as having a high degree of accuracy and reliability in the tracking of sales of Licensed Product attributable to the Licensed Field and the Retained Field (e.g., IQVIA prescription claims database) (the “Data Services”), (ii) the methodology for applying any such resulting data and information to the Net Sales of Licensed Product (including use of random sampling, use of data regarding distribution channels as proxy for indication-specific sales and development of mathematical models for approximating indication-specific sales) (the “Sales Tracking Methodology”), and (iii) a mechanism for addressing prescriptions that are tracked back to sole source purchasing agreements. All costs associated with the acquisition and application of such Data Services and Sales Tracking Methodology shall be shared equally by the Parties and specific details negotiated by the Parties at such a time when necessary.

5.5.2 Off-Label Determinations. If the JSC determines that, in any calendar quarter, (i) a Licensed Product sold by or on behalf of Oncoheroes is actually used for the treatment of indications in the Licensed Field in a country in the Territory at a level exceeding [****]% (“Oncoheroes Off-Label Sales”), or (ii) a Product sold by or on behalf of Notable is actually used for the treatment of indications in the Retained Field in a country in the Territory at a level exceeding [****]% (“Notable Off-Label Sales”), then, (a) if Notable Off-Label Sales are higher than Oncoheroes Off-Label Sales in such calendar quarter, Notable shall pay Oncoheroes an additional [****] percent ([****]%) royalty on the Net Sales attributable to the amount of Notable Off-Label Sales that are in excess of Oncoheroes Off-Label Sales in such calendar quarter, and, (b) if Oncoheroes Off-Label Sales are higher than Notable Off-Label Sales in such calendar quarter, Oncoheroes shall pay Notable a [****]percent ([****]%) royalty on the Net Sales attributable to the amount of Oncoheroes Off-Label Sales that are in excess of Notable Off-Label Sales in such calendar quarter.

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5.5.3 Disputes. If the JSC cannot agree: (i) on the Data Services and the Sales Tracking Methodology; (ii) on the extent of off-label sales; or (iii) the manner in which the Parties are to financially resolve such off-label sales, then, in each case, at the election of either Party, such dispute shall be finally resolved through the dispute mechanisms at Section 14.5 herein, but either Party may mandate that such matter be determined by binding arbitration by an independent, nationally-recognized accounting firm that is mutually retained by the Parties (the “Benchmarker”). Each Party shall be entitled to review the report of the Benchmarker, which shall be considered final.

ARTICLE 6

GOVERNANCE

6.1 Joint Steering Committee. Within thirty (30) days of the Effective Date, the Parties shall establish a joint steering committee (“Joint Steering Committee” or “JSC”) that will, among other things, serve as a forum for exchanging data, information, and strategy regarding the Licensed Product and harmonize and optimize decision-making on Development matters that intersect or overlap between the parties’ parallel Development efforts with respect to the Licensed Product. Non-limiting examples of matters to be considered by the JSC include:

6.1.1 oversee data transfer from Oncoheroes pursuant to Section 4.1;

6.1.2 coordinate and discuss the status, progress, and results of Development activities and Clinical Studies;

6.1.3 coordinate and discuss the status, progress of and decisions on Manufacturing;

6.1.4 cross-company communication of information required for each Party’s regulatory agency reporting and filing obligations (e.g. IND Reports) such as non-clinical and Clinical Data Developed by each party independently;

6.1.5 patent preparation and prosecution strategy and tactics;

6.1.6 perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.

6.2 Membership of the JSC. The JSC shall be comprised of six (6) total members (three (3) members from each Party). The identity of the representatives may vary depending on the agenda for specific JSC meetings. One (1) representative from each Party will coordinate and be responsible for calling meetings, setting an agenda, circulating such agenda at least five (5) Business Days prior to each meeting, and distributing minutes of the meetings within fifteen (15) days following such meeting. In addition, each Party may, at its discretion, invite employees, and, with the consent of the other Party, consultants or scientific advisors, to attend meetings of the JSC as non-voting observers, who will be subject to the Confidentiality obligations of Article 10.

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6.3 Meetings. The JSC will meet at such frequency as will be established by the Parties (but not less frequently than two (2) times per year prior to receipt of the first Regulatory Approval in the Territory and as mutually agreed thereafter). Meetings of the JSC may be held telephonically or by video conference, but the Parties should attempt to hold at least one face-to-face meeting annually. Meetings of the JSC will be effective only if at least two JSC members from each Party are in attendance or participating in the meeting.

6.4 Authority. The JSC will have advisory rather than binding authority with regard to each Party’s conduct of its own Development program(s); provided, however, it is the intent of the parties that it will also serve as the mechanism to resolve disputes before engaging in other dispute resolution mechanisms such as mediation or arbitration. The JSC shall not have the power to amend, modify or waive compliance with this Agreement.

ARTICLE 7

CONSIDERATION

7.1 Notable Consideration. Notable shall pay Oncoheroes milestone payments and royalties as set forth below.

7.2 Share of Sublicense Revenue. In the event Notable grants a Sublicense of rights under the Licensed Patents or Know-How to Third Parties, Oncoheroes shall be entitled to receive [****]% of any Upfront Payment obtained from such Sublicenses Notable commits to negotiate Sublicenses in good faith to try to secure market-reasonable Upfront Payments.

7.3 Milestone Payments. Notable, its sublicensees or assignees, will pay to Oncoheroes the following payments when a Licensed Product achieves the corresponding milestone events; provided, that each milestone shall only be paid to Oncoheroes once regardless of how many Licensed Products are Commercialized by Notable under this Agreement.

Milestone Event	Milestone Payment
Upon NDA Submission	[****]
US NDA Approval	[****]
EU MAA Approval	[****]

Notable shall inform Oncoheroes in writing on the occurrence of a milestone event under this Section 7.3 as soon as possible, but in no event later than thirty (30) days after the occurrence thereof.

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7.4 Royalties.

7.4.1 Royalties to Oncoheroes. Notable shall pay Oncoheroes a royalty on Net Sales of the Licensed Product in the Licensed Field in the Territory as follows.

Annual Net Sales $[****] - $[****]	[****]%
Annual Net Sales $[****]- $[****]	[****]%
Annual Net Sales $[****] - $[****]	[****]%
Annual Net Sales > $[****]	[****]%

7.4.2 Royalty Term. Notable’s obligation to pay royalties under this Article 7 shall commence upon the Commercial Launch of a Licensed Product on a country-by-country basis in the Licensed Field, and shall terminate, on a country-by-country basis, upon the later of (a) expiration of the last Valid Claim of a Licensed Patent in such country, (b) expiration of applicable data or other regulatory exclusivity rights, and (c) ten years from Commercial Launch of such Licensed Product in such country (the “Royalty Term”).

7.4.3 Royalty Reduction. During the Royalty Term, the royalties payable by Notable in respect of the Licensed Product shall be reduced by [****] percent ([****]%) on a country-by-country basis, if there exists no Valid Claim in such country that covers such Licensed Products. Separately, if Notable is required to pay a Third Party to Exploit a Licensed Product in a given country, then the royalty payments due in such country shall be reduced by [****] percent ([****]%) of the amounts payable by Notable to such Third Party in such country; provided, however, that the cumulative effect of such deductions shall not reduce the royalties to less than [****] percent ([****]%) of the amounts in the royalties table above.

7.4.4 Royalty Reports and Payments. Notable shall submit Royalty Reports to Oncoheroes on a biannual basis. In particular, within thirty (30) days after each of June 30 and December 31 of each calendar year after the Commercial Launch of the Licensed Product until termination, Notable will submit to Oncoheroes, a statement showing, on a country-by-country basis, (a) Net Sales (or confirmation of none thereof) and (b) the amount of royalties due (the “Royalty Report”). Net Sales, any applicable deductions, and all royalties shall be calculated in accordance with the applicable Accounting Standard, as consistently applied, and with the terms of this Article 7. At the same time Notable submits said Royalty Report to Oncoheroes, Notable shall remit all royalty payments due and owing to Oncoheroes.

7.5 Payments for Priority Review Voucher. In the event that the FDA grants Notable a Priority Review Voucher in connection with the Regulatory Approval of a Licensed Product in a Pediatric indication and the Priority Review Voucher is sold by Notable to a Third Party in an arms-length transaction, Notable will pay Oncoheroes [****] percent ([****]%) of the sales proceeds received net of and Notable’s Development costs relating to the Priority Review Voucher and taxes, as determined by applying the then enacted U.S. Federal and applicable state and local income tax rates on the sales proceeds of the Priority Review Voucher. Such payment shall be made within thirty (30) days of Notable’s receipt of such sale proceeds.

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7.6 Direct Payment to BII. At Notable’s option and in its sole discretion, Notable may pay BII directly for any milestone and royalty payment amounts due from Oncoheroes to BII pursuant to Section 2.3 and Article 8 of the BII Agreement. Notable shall thereafter pay the balance of any and all payments due hereunder directly to Oncoheroes. The balance due directly to Oncoheroes is the difference between the milestone and royalty payments owed by Notable to Oncoheroes under Sections 7.3 and 7.4.1 above and the amounts paid directly by Notable to BII. Should Notable elect not to pay BII directly, Oncoheroes shall remain liable for and shall pay to BII all milestone and royalty payments required on account of sales or other dispositions of the Compound and Licensed Products by sublicensees under the BII Agreement.

7.7 Mode of Payment. All payments to be made to Oncoheroes under this Agreement shall be made in U.S. Dollars and shall be paid by electronic transfer in immediately available funds to a bank account designated by Oncoheroes in writing. With respect to Net Sales of Licensed Products invoiced in a currency other than United States Dollars, all such amounts shall be expressed both in the currency in which the sale is invoiced and in the United States Dollar equivalent based on the exchange rate at the close of business on the date Notable records the revenue from the customer. Each daily exchange rate will be obtained from Bloomberg.

7.8 Taxes. The royalties and other amounts payable pursuant to this Agreement are exclusive of any applicable value added tax and duties imposed on such payments. The payments shall not be reduced on account of any taxes unless required by Applicable Law. If Applicable Law requires tax withholding with respect to any payments, Notable will: (a) deduct the withholding tax from the remittable payments, (b) pay the withholding tax to the proper tax authority, and (c) send evidence of the obligation to pay such withholding tax together with proof of tax payment to Oncoheroes on a timely basis following such withholding tax payment. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such withholding tax under any relevant agreement or treaty which is in effect.

7.9 Financial Records. Notable shall keep reasonably complete and accurate books and records of the invoiced sales (including any deductions therefrom) and Net Sales of the Licensed Product, in sufficient detail to calculate the royalties payable under this Agreement. Such books and records shall be retained until the later of (a) three (3) years after the end of the period to which such books and records pertain and (b) expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

7.10 Audit. At the request of Oncoheroes, Notable shall, and shall cause its Affiliates to permit Oncoheroes and its representatives, through an independent auditor (the “Auditor”), at reasonable times and upon reasonable notice, to examine the books and records maintained pursuant to Section 7.9. Such examinations may not (a) be conducted for any year more than three (3) years after the end of such year, (b) be conducted more than once in any twelve (12) month period or (c) be repeated for any year. If Oncoheroes concludes that additional amounts were owed during the audited period, Notable shall pay such additional amounts within forty-five (45) calendar days after the date Oncoheroes delivers to Notable the Auditor’s written report so concluding, together with interest on such unpaid amounts at the rate set forth in Section 7.11, unless Notable’s underpayment was less than five percent (5%) of the amount paid for the period covered by the audit, in which case no interest on such unpaid amounts will be required. The fees charged by such Auditor shall be paid by Oncoheroes; provided, however, if the audit discloses a variation or error producing an underpayment in amounts payable exceeding five percent (5%) of the amount paid for a period covered by the audit is established, Notable shall pay all reasonable fees and expenses charged by the Auditor for conducting the audit.

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7.11 Late Payments. Any payments or portions thereof due under this Agreement that are not paid by the date such payments are due under this Agreement shall bear interest at a rate equal to the lower of (a) the Libor dollar rate at one month, plus one (1) percentage point, calculated on the number of calendar days such payment is delinquent, compounded monthly and computed on the basis of a three hundred sixty-five (365) day year or (b) the highest rate allowed under Applicable Law. This Section 7.11 shall in no way limit any other remedies available to the Parties.

ARTICLE 8

INTELLECTUAL PROPERTY

8.1 General.

8.1.1 Background Intellectual Property. Notable shall retain all right, title, and interest in and to its Background Intellectual Property, which shall not be subject to the licenses set forth under this Agreement, including under Section 8.1.4, Section 13.6.4(a) and any other Section of this Agreement.

8.1.2 Clinical Data. As between the Parties, subject to each Party’s right of reference under 3.4, each Party shall own and retain all right, title and interest in and to all Clinical Data generated by or on its behalf. For clarity, all Clinical Data Controlled by Oncoheroes that was generated or Controlled by Oncoheroes in the Development of Licensed Products in the Retained Field are included in the Licensed Know-How and licensed to Notable under Section 3.1. Notable hereby grants to Oncoheroes a royalty-free non-exclusive license, with the right to grant sublicenses, under such Clinical Data generated and owned by Notable to Develop, Manufacture and Commercialize the Compound or Licensed Products solely in the Retained Field during the Term. For clarity, Oncoheroes shall have no right or license to such Clinical Data if BII terminates the BII Agreement.

8.1.3 Inventorship. The inventorship of any inventions (including any Know-How, Patents or other Intellectual Property) first made during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with U.S. law.

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8.1.4 Improvements. In the event either Party, its Affiliates or any of their respective (sub)licensees develop any Improvements to the Licensed Products, such Party shall communicate such Improvements to the other Party. Any Improvement generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of Oncoheroes, its Affiliates and their respective licensees, including their employees, agents and contractors (“Oncoheroes Inventions”) shall be solely and exclusively owned by Oncoheroes. Oncoheroes shall disclose in writing to Notable all Oncoheroes Inventions promptly following the generation, development, conception or reduction to practice thereof, which disclosure shall in all cases be subject to the confidentiality provisions set forth at Article 10 herein. For clarity, any and all Oncoheroes Inventions that are Controlled by Oncoheroes and necessary or reasonably useful for the Development, Manufacture and Commercialization of the Compound and Licensed Product in the Licensed Field shall be included in the Licensed Know-How and Licensed Patents licensed to Notable under Section 3.1. Any Improvements generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of Notable, its Affiliates and their respective sublicensees, including their employees, agents and contractors (“Notable Inventions”), shall be solely and exclusively owned by Notable. Notable shall disclose in writing to Oncoheroes all Notable Inventions promptly following the generation, development, conception or reduction to practice thereof which disclosures shall in all cases be subject to the confidentiality provisions set forth at Article 10 herein. Notable hereby grants Oncoheroes a royalty-free non-exclusive license, with the right to grant sublicenses, under the Notable Inventions to Develop, Manufacture and Commercialize the Compound or Licensed Products solely in the Retained Field during the Term. For clarity, Oncoheroes shall have no right or license to the Notable Inventions if BII terminates the BII Agreement. Any Improvement generated, developed, conceived or reduced to practice (constructively or actually) jointly by or on behalf of Notable and Oncoheroes, their Affiliates and respective (sub)licensees, including their employees, agents and contractors (“Joint Inventions”) shall be jointly owned by the Parties, and, subject to the licenses set forth in this Agreement, each Party may freely exploit such Joint Inventions without any duty to account to, or requirement of consent from, the other Party. Each Party shall disclose in writing to the other Party all Joint Inventions promptly following the generation, development, conception or reduction to practice thereof. Each Party shall ensure that each of its Affiliates, sublicensees, licensees and subcontractors under this Agreement has a contractual obligation to disclose to it all Clinical Data and Improvements generated, invented, discovered, developed, made or otherwise created by them or their employees, agents or independent contractors, and to either assign all, right, title and interest or provide sufficient rights with respect thereto, so that such Party can comply with its obligations under this Section 8.1.4.

8.2 Prosecution and Maintenance.

8.2.1 Primary Responsibility. Oncoheroes shall have the first right, but not the obligation, to maintain all Licensed Patents (including payment of maintenance fees) and Prosecute all future and pending applications, at its own cost. Notable shall be responsible for Prosecuting all Patents covering Notable Inventions. The Parties shall mutually agree on which Party will be primarily responsible for Prosecuting Patents covering Joint Inventions.

8.2.2 Notable’s Step-In Right. If Oncoheroes elects not to file or continue to Prosecute or maintain any Licensed Patent which covers or claims a Licensed Product, it shall notify Notable in writing at least sixty (60) days before any applicable deadline by which action must be taken to establish or preserve such Licensed Patents. Notable shall thereafter have the right to pursue Prosecution or maintenance of such Patents in its own name, through patent counsel of Notable’s choosing and at Notable’s cost and expense. Oncoheroes shall grant to Notable all powers of attorney required to effectuate such Prosecution or maintenance.

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8.2.3 Cooperation. Each Party shall (a) keep the other Party informed of the status of and all steps to be taken in the Prosecution and maintenance of all patent applications and patents included within the Licensed Patents or the Patents covering Joint Inventions, (b) afford the other Party an opportunity to offer its comments on any and all draft Patent Office submissions relating to the Licensed Patents and Patents covering Joint Inventions no later than thirty (30) days before applicable deadlines, and (c) give such comments good faith consideration before making a submission. The other Party shall offer its comments, if any, promptly.

8.2.4 Regulatory Patent Listings. Notable, in the Licensed Field, and Oncoheroes, in the Retained Field, shall have the right to decide whether to list with the applicable Regulatory Authorities during the Term of this Agreement any applicable Licensed Patents for a Licensed Product that has become the subject of an application for Regulatory Approval. Such listings may include, without limitation, all so-called Orange Book listings required under the Hatch-Waxman Act. Oncoheroes shall cooperate, at Notable’s request, in preparing and/or filing such listings within the time frames available or required for such listings to be submitted in connection with such Licensed Products in the Licensed Field. In the event of a dispute between the parties and for the sake of consistency, Notable shall have the right to make final determinations concerning all such Patent listings, in the Licensed Field, in which case Oncoheroes shall likewise list such Patents in the Retained Field.

8.2.5 Patent Term Extensions. Notable shall be solely responsible for and shall have the right to prepare and file, or to cause Oncoheroes to prepare and file, a patent term extension or supplementary protection certificate application upon Regulatory Approval of the Licensed Products. Oncoheroes shall provide to Notable for inclusion in such filing any information not in Notable’s possession necessary to complete applications for such extension or supplementary protection, and otherwise reasonably cooperate in any other matters relating to the preparation or filing of the same.

8.3 Intellectual Property Assertions Against Third Parties. If either Party reasonably believes a Third Party may be infringing or misappropriating Intellectual Property, including the Licensed Patents or Patents covering Joint Inventions, such Party shall promptly notify the other Party in writing. Such writing shall be required if either Party receives notice pursuant to 21 U.S.C. §355(b)(2)(A)(iv) or 21 U.S.C. §355(j)(2)(A)(vii)(IV), or any reasonably similar or equivalent certification or notice in the United States or any jurisdiction outside the United States, included in (or made with respect to or in connection with) a Regulatory Filing and challenging the infringement, validity or enforceability of any Licensed Patent.

8.3.1 Infringement In The Licensed Field. With respect to any such suspected infringement in the Licensed Field (“Alleged Infringement”), Notable shall have the first right, but not the obligation, to take any measures it deems appropriate to stop such Alleged Infringement by such Third Party, including initiating a lawsuit against such Third Party, in its name, or if required under Applicable Law, naming Oncoheroes as a party. If Notable fails within ninety (90) days following notice of such infringement to take reasonable steps to stop any such Alleged Infringement (or thereafter ceases to diligently prosecute any action), and to the extent legally permissible, Oncoheroes shall have the right, but not the obligation, to do so. Each Party may be represented by counsel of its choice at its own expense, and in the event Notable takes measures to stop such Alleged Infringement, Notable shall, in its sole discretion, have the right to control the direction and prosecution of legal action taken, and to resolve and settle the Alleged Infringement as it sees fit; provided, that Notable shall not make any admission of non-infringement, invalidity or unenforceability without Oncoheroes’ express written consent. In this instance, such right shall further include the right to control the defense of any Patent Office proceeding brought against the Licensed Patents, including but not limited to inter partes review proceedings.

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8.3.2 Infringement in the Retained Field. Oncoheroes shall be solely responsible for taking any measures it deems appropriate to stop Alleged Infringement in the Retained Field by a Third Party. Subject to a joint defense or common interest agreement, Oncoheroes shall keep Notable reasonably informed of all material developments in connection with any legal proceeding over the Alleged Infringement (including litigation or before a Patent Office), and agrees to provide Notable with draft copies of all pleadings and other filings in sufficient time for Notable to review and discuss strategic considerations concerning the same. Oncoheroes shall not make any admission of non-infringement, invalidity or unenforceability without Notable’s express written consent.

8.3.3 Cooperation. Upon reasonable request, each Party shall provide the other Party all reasonable information and assistance, including access to the other Party’s files and to the other Party’s personnel who may have possession of relevant information. If either Party is unable to initiate or to prosecute any action under Section 8.3 solely in its own name, the other Party will voluntarily join such action and will execute, and cause its Affiliates to execute, all documents necessary to initiate and maintain litigation. Each Party shall keep the other Party informed of developments in any action, including the status of settlement negotiations and the terms of any offer related thereto.

8.3.4 Costs and Expenses. Each Party shall bear its own costs and expenses relating to any enforcement action pursuant to Section 8.3. Any damages or other amounts collected shall be used to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover all of such expenses), with any remainder being allocated seventy-five (75%) to the Party responsible for initiating the action and twenty-five (25%) to the other Party.

8.4 Intellectual Property Assertions By Third Parties.

8.4.1 Notice. If either Party is accused of violating the Patent or Know-How rights of a Third Party (a “Third Party IP Action”), the Party first receiving notice thereof shall promptly notify the other Party thereof in writing.

8.4.2 Third Party IP Action. The Party against whom a Third Party IP Action is brought shall have the right to assume control of its own defense. Such Party may select counsel at its own expense and shall have the right to settle such Third Party IP Action in its sole discretion, except that such Party shall not settle such Third Party IP Action in a manner that involves an admission of infringement with respect to, in whole or in part, Intellectual Property of the Third Party, without the prior consent of the other Party, such consent to be granted or withheld in its sole discretion.

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8.4.3 Cooperation. Each Party shall cooperate in the defense of and strategy surrounding Third Party IP Actions and shall furnish records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested by the other Party. Subject to a joint defense or common interest agreement, each Party shall further keep the other Party reasonably informed of all material developments in connection with the Third Party IP Action and agrees to provide the other Party with draft copies of all pleadings in sufficient time for such other Party to review and discuss strategic considerations concerning the same. In the event of a disagreement between the Parties over case strategy or the content of draft pleadings, Notable shall have the right to make all final determinations and decisions.

ARTICLE 9

COMPLAINTS AND RECALLS

9.1 Product Complaints and Recall. Each Party is responsible for handling all complaints and recalls relating to its own Licensed Products, and shall individually bear all expenses relating to same. Each Party shall immediately inform the other of complaints, recalls and quality issues related to the Licensed Products. The Parties, prior to Commercial Launch and through the JSC, shall prepare and institute a standard and consistent operating procedure (“Recall SOP”) for recalls (whether voluntarily or at the request of a Regulatory Authority). Each Party shall comply fully with the Recall SOP, the Applicable Laws, and with any reasonable instructions given by the other in relation to such recall.

ARTICLE 10

CONFIDENTIALITY AND NON-DISCLOSURE

10.1 Confidentiality Obligations. At all times during the Term of this Agreement and for a period of ten (10) years following termination or expiration hereof, each Party shall, and shall cause its officers, directors, employees and agents to, keep completely confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of this Agreement. “Confidential Information” means the terms of this Agreement, any information provided by one Party to another before or after the Effective Date that relates to the terms of this Agreement, the Licensed Product and any Development thereof, or the scientific, regulatory or business affairs or other activities of either Party. All Clinical Data shall be the Confidential Information of the Party that owns such data, regardless of which Party furnished such data. Notwithstanding the foregoing, Confidential Information shall not include any information that:

10.1.1 is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of receiving Party;

10.1.2 can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to said information;

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10.1.3 is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to said information; or

10.1.4 has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party in breach of this Agreement.

10.2 Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

10.2.1 made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law; provided, however, that the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued;

10.2.2 made by the receiving Party to any Regulatory Authorities as required in connection with any request for Regulatory Approval, provided, however, that prior notice of such disclosure shall be provided to the other Party and reasonable measures, to the extent available and after consultation with the other Party, shall be taken to assure confidential treatment of such information, including requests for redaction of confidential terms of this Agreement;

10.2.3 made by either Party or its Affiliates to Third Parties as may be necessary or useful in connection with the Exploitation of the Licensed Product (to the extent permitted or contemplated hereunder) or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement, including subcontracting transactions in connection therewith; provided, however, that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information comparable to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 10; or

10.2.4 made under confidentiality undertakings to any potential acquirer, merger partner, or potential providers of equity or debt financing and their advisors, provided that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information comparable to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 10.

10.2.5 made to a Patent Office in connection with the pursuit of patent protection over an Improvement;

10.3 Press Releases. Press releases or other similar public communication by either Party relating to this Agreement may not be made other than with the prior written approval of the other Party. Notwithstanding the foregoing, in the case of disclosures required by Applicable Law, no such prior written consent shall be necessary; provided that, if reasonably practicable, the disclosing Party shall provide the other Party a reasonable opportunity to review and comment on any such disclosure in advance thereof. The Parties intend to issue a mutually agreed to joint press release on or following the Effective Date.

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ARTICLE 11

REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that, as of the Effective Date:

11.1.1 Organization. It is a corporation duly organized and in good standing under the laws of its jurisdiction, and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

11.1.2 Corporate Authority. Such Party (a) has the power, authority, and legal right to enter into this Agreement and perform its obligations hereunder and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

11.1.3 Litigation. Such Party is not aware of any pending or threatened litigation (and has not received any communication) that alleges such Party’s activities related to this Agreement have violated or that by conducting the activities as contemplated herein such Party would violate, the Intellectual Property Rights of any other Person.

11.1.4 Consents and Approvals. All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

11.1.5 No Debarment. To the best of each Party’s knowledge, it and its Affiliates do not employ or work with any employee, consultant or contractor who has been debarred by any Regulatory Authority, or to its knowledge, is the subject of a debarment proceeding by any Regulatory Authority.

11.1.6 Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or regulation or any provision of the articles of association or limited partnership agreement or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

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11.2 Additional Representations and Warranties of Oncoheroes. Oncoheroes represents and warrants to Notable that, as of the Effective Date:

11.2.1 BII Agreement. Oncoheroes has delivered to Notable a true, accurate and complete copy of the BII Agreement, including amendments. The BII Agreement is valid and binding on Oncoheroes in accordance with its terms and in full force and effect. Oncoheroes is not in breach of or default thereunder (nor has BII alleged in writing that Oncoheroes is in breach of or default thereunder) in any material respect, or has provided or received any notice of any intention to terminate, the BII Agreement. To Oncoheroes’ knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under the BII Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. To Oncoheroes’ knowledge, there are no material disputes pending or threatened under the BII Agreement.

11.2.2 Licensed Patents. Schedule 1.33 sets forth all existing Licensed Patents Controlled by Oncoheroes. To Oncoheroes Knowledge, (i) there are no claims, challenges, oppositions, nullity actions, interferences, reexaminations, inter partes reviews, post-grant reviews, derivation proceedings, or other proceedings applicable to such Licensed Patents relating to their validity or enforceability (pending or threatened); (ii) Oncoheroes has not committed any act, or omitted to commit any act, that may cause any such Licensed Patents to expire prematurely; and (iii) none of such Licensed Patents has been declared invalid or unenforceable.

11.2.3 Title; No Encumbrances. Oncoheroes, itself or through its Affiliates, is the sole and exclusive owner of the Licensed Patents existing on the Effective Date, free and clear of all liens. It has sufficient legal or beneficial title and ownership under the Licensed Patents to grant the right and licenses to Notable hereunder. Oncoheroes has sufficient license rights, free and clear of all liens, on the Licensed Know-How to grant the rights and licenses to Notable hereunder.

11.2.4 Control. The Licensed Patents listed on Schedule 1.33 constitute all of the Patents Controlled by Oncoheroes as of the Effective Date that are necessary to Exploit the Licensed Products. Oncoheroes has not granted to any Third Party any rights or licenses under any of the Licensed Patents or Know-How that would conflict with the licenses granted to Notable hereunder.

11.2.5 Government Funding. None of Oncoheroes, its Affiliates nor, to Oncoheroes’ knowledge, BII, have entered into a government funding relationship that would result in rights to any Licensed Product residing in the U.S. Government, National Institutes of Health, National Institute for Drug Abuse or other agency, and the licenses granted hereunder are not subject to overriding obligations to the U.S. Government as set forth in Public Law 96-517 (35 U.S.C. §§ 200-204), as amended, or any similar obligations under the Laws of any other country.

11.2.6 Maintenance. None of the Licensed Patents listed on Schedule 1.33 has lapsed by reason of abandonment or non-payment of fees, and all maintenance fees, annuity payments and similar payments with respect to such Licensed Patents are paid and current.

11.2.7 No Infringement. To the best of Oncoheroes’ Knowledge, (a) the Licensed Patents and the Licensed Know-How are valid and enforceable and (b) Exploitation of the Licensed Product as currently constituted does not infringe any Patent or other Intellectual Property Right Controlled by any Third Party. No threatened written claim or litigation has been brought by a Third Party with respect to the Licensed Patents, Licensed Know-How and Licensed Products.

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11.2.8 No Conflicts. Oncoheroes has not entered and shall not enter into any agreement nor grant any Third Party rights with respect to the Licensed Patents or Licensed Know-How that are inconsistent with the rights granted to Notable under this Agreement.

11.2.9 BII Data. Oncoheroes has shared with Notable all data and other information compiled, obtained, or prepared by BII in connection with BII’s prior Development and Manufacture of the Compound, including but not limited to BII’s full electronic data package and Regulatory Documentation, to the extent such data and other information was previously provided to or shared with Oncoheroes by BII. To the extent Oncoheroes is aware of additional data and information under BII’s custody, possession or control, Oncoheroes shall request it from BII, and upon receipt, promptly provide it to Notable. In the event Oncoheroes does not receive such additional data and information from BII before December 31, 2021, Oncoheroes shall so notify Notable.

11.3 Mutual Covenants.

11.3.1 No Debarment. During Development of the Licensed Product, neither Party shall use any employee or consultant who has been debarred by any Regulatory Authority or is the subject of debarment proceedings by a Regulatory Authority. Each party shall notify the other promptly upon becoming aware that an employee or consultant is the subject of a debarment proceeding or has been debarred.

11.3.2 Compliance. Each Party and its Affiliates shall comply in all material respects with all Applicable Laws in the Exploitation of Licensed Products and performance of its obligations under this Agreement, including anti-corruption and anti-kickback laws. Without limiting the foregoing, neither Party shall directly or indirectly pay money to or offer anything of value to any “foreign official” as that term is used in the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 et seq. as amended).

11.4 Additional Covenants of Oncoheroes.

11.4.1 BII Data. To the extent Oncoheroes is aware of additional data and information under BII’s custody, possession or control, Oncoheroes shall request it from BII, and upon receipt, promptly provide it to Notable. In the event Oncoheroes does not receive such additional data and information from BII before December 31, 2021, Oncoheroes shall so notify Notable.

11.5 DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 11, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

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ARTICLE 12

INDEMNITY

12.1 Indemnification. Each Party shall defend and indemnify the other, its Affiliates and their respective directors, officers, employees, licensors and agents, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of:

(a) the breach by each Party or its Affiliates of Applicable Law or the terms of this Agreement;

(b) the negligence or willful misconduct of each Party or its Affiliates in performing its obligations under this Agreement; or

(c) the Exploitation by each Party or its Affiliates of the Licensed Product, including product liability claims (except to the extent such products liability claims arise out of the negligence by the other Party or its designee);

12.2 Notice of Claim. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the other Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 12.1, but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice by the Indemnified Party. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

12.3 Control of Defense. At its option, the Indemnifying Party may assume control of the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification.

12.3.1 Right to Participate in Defense. Without limiting Section 12.3 above, any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided that such counsel shall be at the Indemnified Party’s own expense unless (a) the employment of said counsel has been specifically authorized by the Indemnifying Party in writing, or (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 12.3 and in which case the Indemnified Party shall control the defense.

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12.3.2 Settlement. With respect to any Third Party Claims relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate.

12.3.3 Cooperation. Regardless of whether the Indemnifying Party chooses to defend any Third Party Claim, the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.

12.4 Limitation on Damages and Liability. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES, OR WITH RESPECT TO LOSSES ARISING FROM THIRD PARTY CLAIMS UNDER SECTION 12.1, NO PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE.

12.5 Insurance. Each of the Parties shall have and maintain during the Term such type and amounts of liability insurance covering the Development, Manufacture, and Commercialization of the Product as is normal and customary in the pharmaceutical industry generally for prudent companies similarly situated, and shall upon request provide the other with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto. Each Party shall provide the other Party thirty (30) days’ advance written notice of the termination of coverage in its insurance program.

ARTICLE 13

TERM AND TERMINATION

13.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue on a country-by-country basis in each country until the expiry of Notable’s obligation to pay royalties to Oncoheroes under Section 7.4, unless earlier terminated in accordance with this Article 13 (the “Term”).

13.2 Termination for Material Breach. If either Party materially breaches this Agreement (the “Breaching Party”) and has not remedied such breach within sixty (60) days (the “Cure Period”) after receipt of notice thereof from the other Party (the “Notice of Breach”), the other Party may terminate this Agreement in its entirety immediately upon expiration of such Cure Period; provided that such Notice of Breach shall specifically identify the provisions under this Agreement that the other Party believes to have been breached and state the intent of the other Party to terminate this Agreement upon expiration of the Cure Period.

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13.3 Termination upon Insolvency. To the extent permitted by Applicable Law, a Party may terminate this Agreement if the other Party has (a) ceased to pay its debts in the ordinary course of its business or has current assets insufficient to pay its current obligations, (b) upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, (c) upon the appointment of a receiver or trustee over all or substantially all property, or (d) upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party (each an “Insolvency Event”). Each Party shall notify the other within thirty (30) days of one or more Insolvency Events.

13.3.1 Involuntary Bankruptcy. In the case of an involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within sixty (60) days after the filing thereof. All rights, powers and remedies of the non-insolvent Party provided herein are in addition to and not in substitution for any other rights, powers and remedies now or hereafter existing at law or in equity. For the avoidance of doubt, the Party notifying the other Party of the Insolvency Event shall not have the right to terminate this Agreement.

13.3.2 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Oncoheroes to Notable are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. In the event of an Insolvency Event of Oncoheroes, Oncoheroes agrees that all rights and licenses now or hereafter granted to Notable under or pursuant to this Agreement will remain valid. Notable shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. In the event of the commencement of a bankruptcy proceeding by or against Oncoheroes under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, Notable will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to Notable (a) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless Oncoheroes elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of Oncoheroes upon written request therefor. In either case, (a) and (b), Oncoheroes and its successors and assigns (including a trustee) will:

(a) afford Notable the right to perform Oncoheroes’ obligations hereunder, provided that such performance by Notable will not release Oncoheroes from liability resulting from rejection of the license or the failure to perform such obligations; and

(b) not interfere with Notable’s rights under this Agreement, or any agreement supplemental hereto, to such intellectual property rights (including such embodiments), including any right to obtain such intellectual property rights (or such embodiments) from another entity.

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The Parties further acknowledge and agree that all payments required to be made under Section 7.4.1 herein constitute “royalties” within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder.

13.4 Termination by Notable.

13.4.1 Upon Termination of BII Agreement. In the event of a termination of the BII Agreement, Notable may, in its sole discretion, terminate this Agreement.

13.4.2 For Convenience. At any time during the Term, Notable may terminate this Agreement, either in whole or with respect to a specific Licensed Product in a specific country in the Territory, with ninety (90) days written notice to Oncoheroes.

13.5 Termination for Patent Challenge. Oncoheroes shall have the right to terminate this Agreement upon thirty (30) days prior written notice of termination to Notable if Notable, its Affiliates or its sublicensees are parties to, or in any material respect, knowingly and willingly participate in or facilitate any action challenging the validity of the Licensed Patents (“Challenge”), unless (a) such Challenge is asserted as an affirmative defense, counterclaim, or other defensive countermeasure in respect of, a patent infringement claim brought by Oncoheroes against Notable, its Affiliates or its sublicensees (as applicable); (b) Notable, its Affiliate or sublicensee (as applicable) withdraws or causes to be withdrawn such Challenge within such thirty (30)-day period; or (c) in the case of a sublicensee Challenging a Licensed Patent, Notable terminates the Sublicense, immunity or other right under the Licensed Patents granted to such Third Party within such thirty (30)-day period.

13.6 Consequences of Expiration or Termination.

13.6.1 Upon Expiration. Upon expiration of this Agreement, with respect to a particular Licensed Product in a particular country, the licenses granted by Oncoheroes to Notable hereunder will become non-exclusive, fully paid-up, royalty free, perpetual licenses.

13.6.2 Upon Termination of this Agreement pursuant to Section 13.4.1 and Notable’s exercise of its Option under the BII Side Letter. In the event of a termination of this Agreement by Notable pursuant to Section 13.4.1 and Notable’s exercise of its option under the BII Side Letter:

(a) Licenses Terminate. All rights and obligations of the Parties under this Agreement shall terminate, including Oncoheroes’ rights in the Clinical Data and Notable Inventions in and outside the Retained Field.

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(b) Return of Confidential Information. Upon the written request of Notable, Oncoheroes shall either, at Notable’s election: (i) promptly destroy all copies of Confidential Information in the possession or control of Oncoheroes and confirm such destruction in writing to Notable; or (ii) promptly deliver to Notable all copies of such Confidential Information in the possession, custody, or control of Oncoheroes. Notwithstanding the foregoing, Oncoheroes shall be permitted to retain such Confidential Information (i) to the extent reasonably necessary for purposes of performing any continuing obligations hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (ii) any computer records or files containing such Confidential Information that have been created solely by Oncoheroes’ automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with Oncoheroes’ standard archiving and back-up procedures, but not for any other uses or purposes. For clarity, any Confidential Information that constitutes Licensed Know-How shall be subject to Notable’s continuing right to use such Confidential Information pursuant to the BII Agreement and BII Side Letter.

(c) Transfer of Licensed Patents. Consistent with Section 13.2.2 of the BII Agreement, as amended by the BII Side Letter, and the exercise of the option by Notable of its option under the BII Side Letter, Oncoheroes shall no longer have any rights to use the Licensed Patents and ownership of the Licensed Patents shall automatically transfer to Notable. Oncoheroes shall execute all assignments necessary to effectuate transfer of ownership of all Licensed Patents to Notable.

13.6.3 Upon Termination of this Agreement by Notable pursuant to Section 13.2 or 13.3. In the event of a termination of this Agreement by Notable pursuant to Section 13.2 or 13.3 and no exercise of the option by Notable pursuant to the BII Side Letter:

(a) Licenses Terminate. Except as set forth herein, all rights and obligations of the Parties under this Agreement shall terminate, including all licenses granted by each Party to the other Party. Notable shall have no further license rights in or to the Licensed Patents and Licensed Know-How under this Agreement and Oncoheroes shall have no further rights in or to the Notable Clinical Data and Inventions.

(b) Return of Confidential Information. Upon the written request of a Party, the non-requesting Party shall either, at the requesting Party’s election: (i) promptly destroy all copies of Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party; or (ii) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession, custody, or control of the non-requesting Party. Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information (i) to the extent reasonably necessary for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (ii) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential Information shall continue to be subject to the terms of this Agreement.

(c) Wind-Down. Notable shall wind-down, in accordance with accepted pharmaceutical industry practices, any on-going Clinical Studies for which it has responsibility in which patient dosing has commenced.

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(d) Ceasing Exploitation of Licensed Products. Subject to payment of all amounts accrued and payable under Article 7, Notable and its Affiliates, sublicensees and distributors may continue to sell existing inventories of the Licensed Products until sixty (60) days after Oncoheroes directs Notable to halt all sales of Licensed Products by written notice. If such event occurs prior to the sale of all of Notable’s existing inventories of Licensed Products, then Notable shall, at Oncoheroes written request, sell to Oncoheroes and Oncoheroes shall purchase at the Manufacturing Cost any remaining inventory of Licensed Products that is saleable by Oncoheroes or its designee under Notable’s labeling and having a remaining shelf life of at least [****] percent ([****]%) of its original shelf life.

(e) Sublicenses. Oncoheroes shall grant a direct license to any sublicensee of Notable hereunder having the same scope as such Sublicense and on terms and conditions no less favorable to such sublicensee than the terms and conditions of this Agreement, provided that such sublicensee is not in default of any of its applicable obligations and agrees in writing to be bound by the terms and conditions of such direct license.

13.6.4 Upon Termination of this Agreement by Notable pursuant to Section 13.4.2 or by Oncoheroes pursuant to Section 13.2, 13.3 or 13.5. In addition to the Parties’ rights and obligations set forth in Section 13.6.3, upon termination of this Agreement by Notable pursuant to Section 13.4.2 or by Oncoheroes pursuant to Section 13.2, 13.3 or 13.5:

(a) Grants to Oncoheroes. At Oncoheroes’ request and sole cost and expense, Notable shall assign (or cause to be assigned) to Oncoheroes or its designee (or to the extent not so assignable, Notable shall take all reasonable actions requested by Oncoheroes to make available to Oncoheroes or its designee the benefits of) all Clinical Data, Regulatory Filings, and Regulatory Approvals for the Licensed Product in the Licensed Field, made or owned by Notable and its Affiliates and/or sublicensees. Subject to the royalty obligations set forth in this Section 13.6.4(a), Notable shall further grant to Oncoheroes with effect from the effective date of termination an exclusive license, with the right to grant sublicenses (through multiple tiers of sublicensees), under the Notable Inventions (but not any Notable Background Technology) solely to Exploit the Licensed Product in the Territory. In each case, unless otherwise required by any Applicable Law or regulation or requested by Oncoheroes, the foregoing assignment and license shall be made within sixty (60) calendar days after the effective date of any termination of this Agreement. Upon termination of this Agreement by Notable pursuant to Section 13.4.2, in exchange for the foregoing license, Oncoheroes shall pay royalties to Notable for Exploiting the Licensed Product as follows: (a) royalty-free if termination occurs prior to initiation of a Clinical Study by Notable on the Licensed Product in the Licensed Field; (b) a royalty percentage of [****] percent ([****]%) if such termination occurs on or after initiation of the first Clinical Study by Notable for a Licensed Product but prior to the first Regulatory Approval in the Territory; and (c) a royalty percentage of [****] percent ([****]%) if such termination occurs on or after the first Regulatory Approval in the Licensed Field. To the extent any assignment of Clinical Data, Regulatory Filings, and Regulatory Approvals hereunder is not legally permissible or does not relate solely to the Licensed Product, Notable shall, subject to the foregoing royalties, grant Oncoheroes the exclusive license and right (with the right to Sublicense) to access, use, and cross-reference such Clinical Data, Regulatory Filings and Regulatory Approvals solely to Develop, Manufacture and Commercialize the Licensed Products in the Territory.

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(b) Assignment of Contract Manufacturers Agreements. At Oncoheroes’ request, Notable shall use Commercially Reasonable Efforts to assign (or cause to be assigned) to Oncoheroes or its designee all agreements entered into between Notable and CMOs for the Manufacture and supply of Licensed Product, with the same financial conditions, in order to ensure continuity of supply. In each case, unless otherwise requested by Oncoheroes, the foregoing assignments shall be made within sixty (60) calendar days after the effective date of any termination of this Agreement.

(c) Transition. Notable shall reasonably cooperate with Oncoheroes, and/or its designee to transition the Development and Commercialization of the Licensed Products. Such cooperation shall be provided at Oncoheroes’ sole cost and expense, at Notable’s then-current rates. Notable shall, upon written request from Oncoheroes, notify its customers of such transition and shall reasonably assist such customers in ordering Licensed Products from Oncoheroes or its designee. Without limiting the foregoing, Notable shall use reasonable efforts to conduct in an expeditious manner any activities to be conducted under this Section 13.6.4(c).

13.6.5 Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies which may otherwise be available in law or equity.

13.7 Accrued Rights; Surviving Obligations.

13.7.1 Accrued Payments and Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any payments and rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

13.7.2 Survival. The following provisions shall survive the termination or expiration of this Agreement for any reason: Article 1 (Definitions), Section 4.4.3 (Adverse Events), Section 4.4.4 (Regulatory Records), Section 7.1 through Section 7.11 (but only with respect to payments accrued before expiration or termination of this Agreement), Section 8.1 (Intellectual Property General), Article 10 (Confidentiality and Non-Disclosure), Section 11.5 (Disclaimer of Warranty), Article 12 (Indemnity), Section 13.6 (Consequences of Expiration or Termination), this Section 13.7 (Accrued Rights; Surviving Obligations), and Article 14 (Miscellaneous).

ARTICLE 14

MISCELLANEOUS

14.1 Force Majeure. Neither Party shall be held liable to the other Party or be deemed to have breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, embargoes, shortages, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of nature or acts, pandemic, omissions or delays in acting by any governmental authority. The non-performing Party shall notify the other Party of such force majeure in writing promptly after such occurrence. The suspension of performance shall be of no greater scope and no longer duration than is necessary. If such force majeure event lasts for more than one hundred and eighty (180) days, such other Party shall have the right to terminate this Agreement upon ninety (90) days written notice to the non-performing Party.

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14.2 Assignment. Oncoheroes shall not assign, sell, transfer, assign, delegate, pledge or otherwise dispose of this Agreement or any of its rights or duties hereunder without the prior written consent of Notable, such consent not to be unreasonably withheld or delayed. This Agreement and any right or obligation of Notable arising under this Agreement may be assigned to and/or exercised or performed by its Affiliates or Third Parties.

14.3 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

14.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

14.5 Dispute Resolution. If a dispute arises between the Parties in connection with, relating to or otherwise arising out of this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), the parties shall waive trial by jury and it shall be resolved pursuant to this Section 14.5.

14.5.1 JSC Resolution. It is the intent of the parties that the JSC shall serve as the primary mechanism to resolve disputes before engaging in other dispute resolution mechanisms such as mediation or arbitration.

14.5.2 Mediation. Either Party shall have the right to refer any Dispute to the Chief Executive Officers of the Parties who shall confer on the resolution of the issue. Any final decision mutually agreed to by such representatives shall be conclusive and binding on the Parties. If such officers are not able to agree on the resolution of any such issue within fifteen (15) Business Days after such issue was first referred to them, either Party may, by written notice to the other Party, elect to initiate arbitration pursuant to Section 14.5.3.

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14.5.3 Arbitration. All Disputes that remain unresolved after the mediation referred to in Section 14.5.2 shall be finally resolved through arbitration under the Commercial Arbitration Rules of the American Arbitration Association. There shall be three (3) arbitrators. The Parties shall each nominate one arbitrator, and the third arbitrator, who shall be the presiding arbitrator, shall be jointly nominated by the two Party-nominated arbitrators in consultation with the Parties. The seat of the arbitration shall be New York, NY. The language of the arbitration shall be English. The judgment of the arbitrators shall be deemed final and may be entered in any court of competent jurisdiction. Each Party agrees that, notwithstanding any provision of Applicable Law or of this Agreement, it shall not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against any Party.

14.5.4 Interim Relief. Nothing in this Agreement shall limit the right of either Party to apply to the arbitrators or any court of competent jurisdiction for any interim relief or provisional relief, including a temporary restraining order, preliminary injunction or other interim or conservatory relief. The arbitrators shall have the authority to grant any provisional or interim remedy that would be available from a U.S. court of law or equity.

14.6 Notices.

14.6.1 Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or by internationally recognized delivery service with delivery tracking or confirmation, addressed to the Parties at their respective addresses specified in Section 14.6.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 14.6. This Section 14.6 is not intended to govern the day-to-day business communications necessary between the Parties.

14.6.2 Address for Notice.

If to Notable, to:	If to Oncoheroes, to:

Thomas A Bock, MD MBA,	Ricardo Garcia
CEO	CEO
Notable Labs, Inc.	Oncoheroes Biosciences Inc,
320 Hatch Drive	62 Cypress Street #5
Foster City, CA 94404	Brookline, MA 02445

14.7 Entire Agreement. This Agreement, together with the Schedules attached hereto, sets forth and constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

14.8 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

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14.9 Interpretation. The section, paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement will be construed without any presumption or other rule requiring construction against the Party drafting the provision to be interpreted. All references in this Agreement to an Article, Section or Schedule shall refer to an Article, Section or Schedule in or to this Agreement, unless otherwise stated. Any reference to any Applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including,” and similar words mean “including without limitation.” The words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. References in this Agreement to “provisions of this Agreement” refer to the terms, conditions and promises contained in this Agreement taken as a whole, including all Schedules attached hereto. All references to months or quarters are references to calendar months or calendar quarters, respectively, unless otherwise specified. References to the singular include the plural. This Agreement will be construed without any presumption or other rule requiring construction against the Party drafting the provision to be interpreted.

14.10 Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliates of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

14.11 No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

14.12 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

14.13 Relationship of the Parties. It is expressly agreed that Oncoheroes, on the one hand, and Notable, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Oncoheroes, on the one hand, nor Notable, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so, such consent not to be unreasonably withheld or delayed. All Persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

14.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be delivered by facsimile, authenticated electronic signature program (e.g., DocuSign) or by means of electronic replication and transmission (e.g., PDF by e-mail).

[SIGNATURE PAGE FOLLOWS]

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THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

ONCOHEROES BIOSCIENCES, INC.		NOTABLE LABS, INC.

Signature:	/s/ Ricardo Garcia	Signature:	/s/ Thomas Bock
Name:	Ricardo Garcia	Name:	Thomas A Bock, MD MBA
Title:	Chief Executive Officer	Title:	Chief Executive Officer

List of Schedules

Schedule 1.31	Specific Adult and Pediatric Indications in Licensed Field
Schedule 1.33:	Licensed Patents
Schedule 1.50	Retained Field
Schedule 2.2:	The BII Agreement
Schedule 2.2.1:	The BII Side Letter